Exhibit 99.1

TESLA DELIVERS 11,580 VEHICLES IN Q3 OF 2015

FRIDAY, OCTOBER 2, 2015

This includes our first deliveries of Model X. Although we had one week of planned production shutdown, this delivery level represents a 49% increase over Q3 last year as well as the sixth consecutive quarter of growth.

There may be small changes to this delivery count (usually well under 1%), as Tesla only counts a delivery if it is transferred to the end customer and all paperwork is correct.

Also, this is only one measure of our financial performance and should not be relied on as an indicator of our quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.

Press Contact	Investor Relations Contact

press@teslamotors.com	ir@teslamotors.com